Exhibit 10.21

LIMITED LIABILITY COMPANY AGREEMENT OF

BENEFITS TECHNOLOGIES, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF BENEFITS TECHNOLOGIES, LLC ("Agreement") is made as of January 31, 2008, by and among the initial Members listed in Exhibit A to this Agreement, and pursuant to the Act and the Certificate of Formation, as either may be amended from time to time. In consideration of their mutual promises, the parties to this Agreement agree as follows:

ARTICLE I
Definitions

As used herein, the following terms have the meanings respectively set forth after each one:

1.1 "Act" shall mean the Delaware Limited Liability Company Act.

1.2 "Affiliate" shall mean any individual, partnership, corporation, trust, or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control of a Member. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

1.3 "Agreement" means this Limited Liability Company Agreement as originally executed and as amended from time to time, as the context requires. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole unless the context otherwise requires.

1.4 [Intentionally Omitted.]

1.5 "Assumed ICI Liabilities" shall have the same meaning given such term in the Contribution Agreement.

1.6 "ATPA" means Associated Third Party Administrators.

1.7 "Biller" shall mean Bruce L. Biller.

1.8 "Board" or "Board of Directors" shall mean the board of directors of the Company, as established pursuant to Article VI, below.

1.9 "Capital Contribution" shall mean, with respect to any Member, the amount of money and the Adjusted Book Value of any property (other than money) contributed to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) with respect to the interest in the Company held by the Member.

1.10 "Capital Transaction" shall mean any transaction not in the ordinary course of business (other than a Capital Contribution from the Members) which results in the Company's receipt of cash or other consideration, including without limitation proceeds from a (a) sale of all or substantially all of the Company's Units, (b) sale of all or substantially all of the Company's assets, (c) merger, consolidation or reorganization in which the Company is not the surviving entity, (d) public offering, or (e) receipt of insurance or other proceeds derived from the involuntary conversion of Company property.

1.11 "Cash Flow" means the sum of (a) all cash receipts from operations of the Company; plus (b) any other income or receipts of the Company; plus (c) distributions received by the Company from any entity in which the Company owns an interest; plus (d) any reserves previously set aside out of Cash Flow which were deemed available by the Board of Directors for distribution to the Members; less (e) cash funds used to pay current expenses (including fees payable to Members), fees and debt payments and to establish reasonable reserves for future expenses, fees and debt payments (including any payments or reserves required under the License Agreement); and less (f) amounts needed to repay any loans or assumed liabilities (including, without limitation, the Assumed ICI Liabilities).

1.12 "Certificate of Formation" shall mean the certificate of formation referenced in Section 2.1 below.

1.13 "Class A Member" or "Class A Members" means and refers to the Class A Member or Members designated as such in Exhibit A of this Agreement.

1.14 "Class B Member" or "Class B Members" means and refers to the Class B Member or Members designated as such in Exhibit A of this Agreement.

1.15 "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.16 "Company" shall mean the limited liability company formed in accordance with this Agreement.

1.17 "Consent" shall mean the affirmative vote of the Class A Members holding in excess of fifty percent (50%) of the Units held by all Class A Members of the Company.

1.18 "Contribution Agreement" shall mean that certain Asset Contribution and Combination Agreement dated as of the same date hereof by and among ICI, the ICI Stockholders, VanDeursen, ATPA, the Company and Trust Benefits Online, LLC.

1.19 [Intentionally Omitted.]

1.20 "Director" shall mean each individual designated as a Director pursuant to Article VI below.

1.21 "Economic Interest" shall mean the right to share in the net profits, net losses, deductions, tax credits or similar items and to receive Distributions from the Company, but does not include any voting or management rights or, unless otherwise provided in this Agreement, the right to receive information concerning the business and affairs of the Company.

1.22 "Economic Interest Holder" shall mean the owner of an Economic Interest.

1.23 "Full Satisfaction Date" shall mean the date on which all of the Priority Obligations have been satisfied in full, as more particularly defined in the License Agreement.

1.24 "ICI" shall mean Information Concepts, Inc.

1.25 "ICI Shareholders" shall mean Jensen and Biller.

1.26 "Interest" shall mean a Person's share of the Profits and Losses of, and the right to receive distributions from, the Company.

1.27 "Interest Holder" shall mean any Person who holds an Interest, whether as a Member or an Economic Interest Holder.

1.28 "Jensen" shall mean Ronald D. Jensen.

1.29 "License Agreement" shall mean the ICI “WebERF” Software License Agreement of even date between ATPA, ICI and the Company that is described in Section 4.4 of this Agreement.

1.30 "Member" shall mean each Person signing this Agreement and any Person who subsequently is admitted as a member of the Company; and "Members" means the Members collectively.

1.31 "Member Service Agreement" shall mean each member service agreement by and between the Company and each of Jensen, Biller, VanDeursen and any other Members that may enter into the same or similar agreement with the Company from time to time.

1.32 "Percentage" or "Percentage Interest" means, as to a Member, the percentage determined by dividing the number of Units held by such member by the total number of Units held by all Members of the Company, and as to an Interest Holder who is not a Member, the Percentage of the Member whose interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member's interest.

1.33 "Person" shall mean and includes an individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

1.34 "Priority Obligations" shall mean the Assumed ICI Liabilities that are covered by the License Agreement.

1.35 "Profit" and "Loss" shall mean for each taxable year of the Company or other period, an amount equal to the Company's taxable income or loss for the year or period, determined in accordance with Code Section 703(a), with the adjustments set forth in Section C.1.7 of Exhibit C to this Agreement.

1.36 "Property" means the tangible and intangible property contributed to or acquired by the Company.

1.37 "Regulation(s)" shall mean the Treasury Regulations, including Temporary Regulations, from time to time adopted under the Code.

1.38 "Supermajority Consent" shall mean, (a) as to the Members, the affirmative vote of the Class A Members holding in excess of seventy five percent (75%) of the Units held by all Class A Members of the Company, and (b) as to the Directors, the affirmative vote of seventy five percent (75%) of the Directors of the Company.

1.39 "Unit" shall mean a Unit of ownership in the Company.

1.40 "VanDeursen" shall mean Scott VanDeursen.

Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

ARTICLE II
Organizational Matters

2.1 Organization. The parties have organized the Company pursuant to the Act and the terms of this Agreement and, in furtherance of that purpose, have caused a Certificate of Formation to be prepared, executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State"), a true and correct copy of which is attached as Exhibit D hereto.

2.2 Name. The name of the Company shall be "Benefits Technologies, LLC" until changed by the Members.

2.3 Purpose. The purpose of the Company shall be to engage in the business of providing administration and participant access licensed software products and/or hosted "Software as a Service" products to the employee benefits industry. The purpose of the Company shall not be a limitation of its powers and privileges, and the Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto. Subject to any limitations contained in the Certificate of Formation and this Agreement, the Company may carry on any lawful business, purpose or activity that has not been disapproved by the Board of Directors, subject to any restrictions in the Act.

2.4 Term. The Company was organized on January 29, 2008, when the Certificate of Formation was filed with the Secretary of State. It shall continue until dissolved pursuant to the provisions of this Agreement.

2.5 Principal Place of Business. The principal place of business of the Company shall be 2200 East Route 66, Suite 102, Glendora, California 91740.

2.6 Registered Office and Registered Agent.

(a) For purposes of Sections 18-104(a)(1) and 18-105 of the Act, the registered office of the Company is Parasec Incorporated, 15 East North Street, Dover, Delaware 19901. The Board of Directors may change the registered office of the Company from time to time as permitted under the Act, provided that it shall give the Members written notice of such change.

(b) For purposes of Section 18-104(a)(2) of the Act, the Company’s registered agent for service of process is Parasec Incorporated, whose address is 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19901. The Board of Directors may change the Company’s registered agent from time to time as permitted under the Act, provided that it shall give the Members written notice of such change.

ARTICLE III
Capital Contributions

3.1 Initial Capital Contributions. Each initial Member contributed to the Company the monies, properties and/or services specified in Exhibit A as that Member’s initial Capital Contribution.

3.2 Additional Capital Contributions. Except as otherwise provided in this Agreement, no Member shall be required to make additional Capital Contributions. If approved by the Board, a Member may make additional Capital Contributions. In such event, all other Members shall have the opportunity, but not the obligation, to make additional Capital Contributions on a pro-rata basis in accordance with their respective Percentage Interests.

3.3 Capital Accounts. The Company shall establish and maintain an individual Capital Account for each Member and Interest Holder consisting of that Member's initial Capital Contribution, (a) increased by that Member's additional Capital Contribution and share of profits, (b) decreased by that Member's share of losses and distributions, and (c) adjusted in accordance with the requirements of the Code, the Regulations thereunder, and Exhibit C.

3.4 No Withdrawals of Capital. No Member or Economic Interest Holder shall have the right to withdraw, reduce or cause the redemption of his, her or its Capital Contributions or to demand and receive property of the Company or any Distribution in return for his, her or its Capital Contributions except as may be specifically provided in this Agreement or required by law. A Member or Economic Interest Holder, irrespective of the nature of his, her or its contribution, has only the right to demand and receive cash in return for his, her or its Capital Contribution.

3.5 No Interest. No Member or Economic Interest Holder shall be entitled to receive any interest on his, her or its Capital Contributions or Capital Account.

3.6 Priority. No Member shall have priority over any other Member with respect to the return of a Capital Contribution, or distributions or allocations of income, gain, losses, deductions, credits or items thereof, except as otherwise provided in this Agreement, including Section 4.4 below.

3.7 Member Loans. Any Member, with the Consent of the Board of Directors, may lend money to the Company. If any Member makes any loan or loans to the Company, the amount of such loan shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. Any Member’s loan to the Company shall have such terms and conditions as shall be agreed upon by the Board of Directors and the Member; provided, however, that if such terms are less favorable to the Company than the terms and conditions that could be obtained by the Company in an arm’s length transaction with a non-Member, such terms shall be approved by the Consent of the Members, excluding the Member making the Loan. Any Member’s loan to the Company shall be repaid from the excess cash of the Company as determined by the Board of Directors and as reflected in the Company's budget. None of the Members shall be obligated to loan money to the Company or to make additional Capital Contributions to the Company.

ARTICLE IV
Distribution and Allocation of Net Profits and Net Losses

4.1 Distributions. The Company shall make Distributions of available Cash Flow to the Members and Interest Holders in proportion to their Percentage Interests (except where this Agreement requires that Distributions be made on another basis) at such times, in such amounts and in cash or in kind, as the Board determines; provided, however, that no Distribution of Cash Flow shall be made to the Members regardless of available Cash Flow until after the Full Satisfaction Date unless approved by the Board in accordance with Section 6.4.

4.2 Allocation of Profit and Loss. The profits and losses and other similar items of the Company (including for income tax purposes all items of income, gain, loss, deduction, credit and preference) shall be allocated in the manner as set forth in the attached Exhibit C.

4.3 Tax Distributions. Within 90 days after the end of each fiscal year, the Company shall, to the extent there is Cash Flow available for distribution, distribute in cash to each Member an amount equal to the excess (if any) of (a) the product of (i) the Applicable Combined Tax Rate for the fiscal year to which such distribution relates and (ii) such Member's allocable share of the taxable income (if any) for the fiscal year to which such distribution relates; over (b) the sum of all distributions previously made under Section 4.2 to such Member with respect to such year. For purposes of this Agreement, the "Applicable Combined Tax Rate" means the highest marginal combined federal and state income tax rate applicable to individuals who are residents of California, provided, however, that the applicable state income tax rate shall be reduced to reflect the federal income tax deduction, if any, permitted for payment of state income taxes, as determined in good faith by the Board of Directors.

4.4 License Agreement; Priority Obligations. The Company has entered into the License Agreement] of even date between ATPA, ICI and the Company, a copy of which is attached hereto as Exhibit B . Pursuant to the License Agreement, the Company has agreed to provide certain resources (including workforce) to ICI in the performance of the License Agreement, and in the event the Priority Obligations have not been satisfied by the two year anniversary of the License Agreement, the Company has agreed to satisfy the remaining balance of the Priority Obligations at that time. The Company shall take such steps as may be reasonably necessary or prudent to assure the performance of the Company's obligations under the License Agreement, including the establishment of reasonable reserves in the budget if deemed appropriate by the Board of Directors.

ARTICLE V
Members

5.1 Meetings of Members. Meetings of the Members shall be held at such times and places as the Board of Directors shall fix from time to time. In addition, unless otherwise prescribed by the Act, meetings of the Members may be called by Members holding more than ten percent (10%) of all Percentage Interests in the Company, or by any two (2) Directors, for the purpose of addressing matters on which Members may vote. No annual or regular meetings of Members shall be required.

(a) Notice of Meetings. Notice of a Members’ meeting shall be given in writing and shall state the date, time, and place of the meeting and a description of the purposes for which the meeting is called, to each Member of record entitled to vote at the meeting. The written notice shall be sent or otherwise given not less than five (5), nor more than thirty (30), calendar days before the date of the meeting. No business, other than that set forth in the written notice, may be transacted at a meeting of the Members. A Member may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Company for inclusion in the minutes. A Member's attendance at any meeting, in person (to include by officer or representative) or by proxy (a) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.

(b) Voting. Unless otherwise provided in the Act or this Agreement, the affirmative Consent of the Members on a matter brought before the Members shall constitute the act of the Members. Unless otherwise provided herein or under applicable law, each Member shall be entitled to cast one (1) vote for each Class A Membership Unit allocated to his/her/its Interest. With respect to meetings for the election of the Board of Directors, any Member shall be entitled to cumulate such Member’s votes for candidates and give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of votes to which such Member’s Units are entitled, or to distribute the Member’s votes on the same principle among any or all of the candidates, as the Member deems appropriate. The candidates receiving the highest number of votes up to the number of Directors to be elected shall be elected.

(c) Proxies. Proxies may be utilized as provided in the Delaware General Corporation Law.

(d) Conduct of Meetings. At any Members' meeting, the Chief Executive Officer shall preside at the meeting and shall appoint a person to act as secretary of the meeting. In the absence of the Chief Executive Officer, the President shall preside. The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute books of the Company. Members may participate in any meeting through the use of conference telephones or similar communications equipment as long as all Members participating can communicate with one another. A Member so participating is deemed to be present in person at the meeting.

(e) Quorum. The presence in person or by proxy of Members who have and hold more than fifty percent (50%) of the total issued voting Units shall constitute a quorum for any meeting of Members.

(f) Written Consent. Any action that may be taken by the Members at a meeting may also be taken without a meeting if a consent in writing setting forth the action so taken is signed by Members having not less than the minimum votes that would be necessary to authorize that action at a meeting of the Members duly called and noticed.

(g) Procedural Matters. Any procedural matters relating to meetings and actions of the Members not addressed by the foregoing provisions shall be governed by the provisions of the Delaware General Corporation Law dealing with meetings and actions of shareholders as if the Company were a Delaware corporation.

5.2 Certificate of Interest. Each Membership Interest or Economic Interest may be represented by a certificate. However, nothing in this Agreement shall be deemed to require that a Membership Interest or Economic Interest be represented by a certificate. If a certificate is issued, it shall contain the following legend on its face:

"THIS CERTIFICATE AND THE MEMBERSHIP INTEREST REPRESENTED HEREBY ARE SUBJECT TO AND SHALL BE TRANSFERRABLE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THAT CERTAIN OPERATING AGREEMENT OF BENEFITS TECHNOLOGIES, LLC DATED AS OF JANUARY 31, 2008 AMONG THE MEMBERS NAMED THEREIN, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY.

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER (THE “SECURITIES ACT”), OR UNDER THE SECURITIES OR INVESTOR PROTECTION LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE MEMBERSHIP INTEREST UNDER THE SECURITIES ACT AND APPLICABLE STATE LAWS OR AN EXEMPTION THEREFROM, OR AN OPINION OF COUNSEL THAT SUCH TRANSFER MAY BE LEGALLY EFFECTED WITHOUT SUCH REGISTRATION."

5.3 Limitation on Liability of Members. No Member shall be liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company whether that liability or obligation arises in contract, tort or otherwise by reason of being a Member. No Member shall be required to loan any funds to the Company.

5.4 Voting Rights of Members. Subject to the provisions of this Section 5.4, the following matters shall require the Consent of the Members:

(a) Amendment of the Certificate of Formation or this Agreement;

(b) The merger of the Company into another entity, the merger of another entity into the Company or the consolidation of the Company with another entity;

(c) The sale of substantially all of the assets of the Company;

(d) Admission of a new Member;

(e) The dissolution of the Company;

(f) Removal of a Director, with or without cause, and the filling of vacancies on the Board if there are no Directors in office, provided that, so long as no new Members are admitted in addition to the original members of the Company (ICI, ATPA and VanDeursen), and so long as the relative Membership Interests have not been adjusted between or among such original Members, vacancies in the Board of Directors shall be filled in accordance with Section 6.1(c); or

(g) Sale of any debt or equity securities of the Company.

The matters described in Section 5.4(a) and (d) above shall require the Supermajority Consent of the Members until the Priority Obligations are repaid in accordance with the terms of the Contribution Agreement. Thereafter, the matters described in Section 5.4(a) and (d) shall require the Consent of the Members.

5.5 Legal Representative or Successor of a Member. If a Member or Economic Interest Holder who is an individual dies or is adjudged to be incompetent to manage his or her person or property by a court of competent jurisdiction, such Member’s or Economic Interest Holder’s executor, administrator, trustee, guardian, conservator or other personal representative shall be entitled to such rights as are set forth in Article IX of this Agreement.

5.6 Option Plan. The Company has issued initially only Class A Member Interests. It is agreed, however, that the Board of Directors may in the future establish an incentive plan (the "Option Plan") for the issuance of options (to purchase non-voting Class B Member Units) to Members, investors, employees and contractors, and any other permitted recipients under the Option Plan, which recipients, upon purchasing such Class B Member Units in accordance with the Option Plan, shall be admitted as Class B Members. The Company hereby authorizes one hundred thousand (100,000) non-voting Units to be reserved under the terms of the Option Plan for this purpose, subject to the determination of the terms and conditions of such Option Plan by the Board of Directors.

6.1 Management by Board.

(a) The business and affairs of the Company shall be managed under the direction of the Board, and the Board shall have all power and authority to manage and direct the business and affairs of the Company, subject to the provisions of Section 5.4 and 6.1. The Board may delegate powers and authority to Board subcommittees and to Officers, subject to the provisions of this Agreement. Any power not delegated by the Board shall remain with the Board. Approval by or action taken by the Board in accordance with this Agreement shall constitute approval or action by the Company, subject to Sections 5.4 and 6.1.

(b) The Board shall at all times consist of five (5) members (each, a "Director"). Directors need not be Members. Each Director shall serve until his earlier resignation, removal, death, or inability to serve. Any Director may resign at any time upon written notice to the Company, and acceptance of the resignation is not necessary to make it effective. The initial Directors shall be Biller, Jensen, VanDeursen, Len Neuhaus, and Jim Vernor.

(c) The initial Directors are appointed and agreed to in order to provide proportional representation of the initial members of the Company. Biller and Jensen are deemed to represent ICI (the “ICI Directors”), Len Neuhaus and Jim Vernor are deemed to represent ATPA (the “ATPA Directors”), and VanDeursen is deemed to represent himself. Until the admission of any Members in addition to the initial members or a change in the relative Membership Interests held by such initial members, ICI shall retain the right to appoint any new Director to replace an ICI Director who leaves the Board for any reason, ATPA shall retain the right to appoint any mew Director to replace an ATPA Director who leaves the Board for any reason, and the ICI Directors and the ATPA Directors shall together shall retain the right to appoint a new Director to replace VanDeursen if VanDeursen shall leave the Board for any reason. Thereafter, vacancies on the Board may be filled by the remaining Directors or, if no Directors are then serving, by Approval of the Members.

6.2 Notice of Board Meetings; Location; Waiver of Notice. Meetings of the Board are not required. However, regular meetings of the Board are intended to be held at least once each quarter at times and places fixed by the Board. Special meetings of the Board may be called by the Chief Executive Officer or by any two Directors upon forty-eight (48) hours prior notice, which notice shall identify the purpose of the special meeting or the business to be transacted; provided, however, that the failure to identify specifically an action to be taken or business to be transacted shall not invalidate any action taken or any business transacted at a special meeting. Meetings can be held in person, by telephone conference call or by other electronic means provided all participants can communicate with one another. Notice of a meeting may be waived before or after that meeting by a written waiver of notice signed by the Director entitled to notice. A Director’s attendance at a meeting shall constitute waiver of notice unless the Director states at the beginning of the meeting his or her objection to the transaction of business because the meeting was not lawfully called or convened.

6.3 Quorum; Approvals; Proxies; Written Action. The presence of at least a majority of the Directors then in office shall constitute a quorum for the transaction of business at a Board meeting. The vote of a majority of those Directors constituting a quorum shall govern all of the Board’s actions and constitute approval by the Board. The Board may act without a meeting if the action taken is approved in advance or ratified in writing by the unanimous written consent of the Directors. The Board shall cause written minutes to be prepared of all actions taken by the Board and shall cause a copy thereof to be delivered to each Director within thirty (30) days thereafter. All procedural matters relating to meetings and actions of the Board not provided for in this Article VI shall be governed by the provisions of Delaware General Corporation Law relating to meetings and actions of the directors of a corporation as if the Company were a Delaware corporation .

6.4 Authority of the Board. The Board shall have, in addition to any other power granted to it in this Agreement, the right, power and authority to take the following actions:

(a) Make overall policy decisions with respect to the business and affairs of the Company;

(b) Approve the annual budget and strategic plan each Fiscal Year;

(c) Approve any material amendments and supplements to a previously approved annual budget and strategic plan;

(d) Approve all contracts that are proposed to be entered into between the Company and any Member or Affiliate of a Member;

(e) Approve all Distributions to the Members, subject to the requirements of Section 4.1 above;

(f) Approve the conveyance, sale, transfer, assignment, pledge, encumbrances, or disposal of, or the granting of a security interest in, any assets of the Company, other than in the ordinary course of business or, if within the ordinary course of business, the amount involved exceeds $15,000 but is outside of the budget;

(g) Approve the entry of the Company into any partnership, joint venture or other joint enterprise, other than in the ordinary course of business;

(h) Approve the incurring of indebtedness by the Company other than in the ordinary course of business or in an amount in excess of $15,000 if in the normal course of business but outside of the budget;

(i) Approve the making of any loan or guaranty by the Company other than in the normal course of business or, in an amount in excess of $15,000 if in the normal course of business but outside of the budget;

(j) Approve the employment, appointment or removal of any Officer of the Company;

(k) Approve any change in accounting principles used by the Company, except to the extent required by generally accepted accounting principles;

(l) Approve any tax accounting principles;

(m) Approve the conduct of litigation to which the Company is a party; and

(n) Approve the Option Plan, including the terms and conditions thereof.

The matters described in Sections 6.4 (b)-(j) above shall require the Supermajority Consent of the Board until the repayment in full of the Priority Obligations. Thereafter, all matters described in Section 6.4 shall require the affirmative vote of a majority of the Directors.

6.5 Subcommittees. The Board may designate one or more subcommittees. Each subcommittee shall be comprised of the number of Directors the Board determines, but not fewer than two. Any subcommittee, to the extent approved by the Board, shall have and may exercise all the power and authority of the Board.

6.6 No Individual Authority. Except as otherwise provided in this Agreement, no Director acting alone shall have any authority to act for, or undertake or assume any obligation or responsibility on behalf of, the Company.

6.7 Liability for Certain Acts. The Officers and Directors do not, in any way, guarantee the return of the Members’ or Interest Holder’s Capital Contributions or a profit for the Members or Interest Holders from the operations of the Company. No Officer or Director shall be liable to the Company or to any Member or Interest Holder for any loss or damage sustained by the Company or any Member or Economic Interest Holder, unless the loss or damage shall have been the result of fraud, gross negligence, willful misconduct, material breach of this Agreement or a wrongful taking by such Officer or Director.

6.8 Other Activities. No Director shall be required to manage the Company as the Director’s sole and exclusive function, and any Director or Officer may have other business interests and may engage in other activities in addition to those relating to the Company, provided, however, that any Officer who is a full-time employee of the Company shall devote substantially all of his or her working time to the business of the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Director or Officer or to the income or proceeds derived therefrom. Members who are Directors or Officers agree, however, to avoid any business or venture which conflicts materially with, directly competes with, or indirectly competes to a material degree with the Company’s business.

6.9 Compensation and Reimbursement.

(a) No Director shall be entitled to compensation from the Company for services rendered to the Company as a Director except as shall be fixed from time to time by the Board, and no Director shall be prevented from receiving such compensation by reason of the fact that such person is also a Member. Upon the submission of appropriate documentation, each Director shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred by such Director at the Company’s request.

(b) The Directors shall cause the Company to make an appropriate election to treat the expenses incurred by the Company in connection with the formation and organization of the Company to be amortized to the extent that such expenses constitute “organizational expenses” of the Company within the meaning of Code Section 709(b)(2).

6.10 Budget.

(a) Initial Budgets. The initial Budget for the Company attached hereto as Exhibit E has been approved by the Members (the "Approved Initial Budget").

(b) Annual Approved Budget. Not less than one hundred twenty (120) days prior to the end of the Company's fiscal year, the Chief Executive Officer shall present to the Board of Directors a proposal for the Company’s annual budget for the following year. As soon as reasonably practicable thereafter, the Directors shall review such proposal and shall adopt a budget for the next calendar year no later than thirty (30) days prior to the end of the Company's fiscal year. Appropriate reserves for the satisfaction of the Company's obligations under the License Agreement, if deemed appropriate by the Board, shall be included in the budget until the Priority Obligations have been paid in full.

ARTICLE VI
Officers

7.1 Appointment of Officers. The Board may appoint Officers of the Company who need not be Members. The Officers of the Company, if deemed necessary by the Board, may include a Chairman, Chief Executive Officer, President, Chief Technology Officer, one or more Vice-Presidents, Secretary, Assistant Secretary, and Chief Financial Officer. Any individual may hold any number of offices, and a Member or Director may serve as an Officer. The Officers shall exercise such powers and perform such duties as shall be determined from time to time by the Board. Each Officer of the Company shall serve at the pleasure of the Board and may be removed at any time by the Board with or without cause. Any Officer may resign at any time by giving written notice to the Board. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party.

(c) 7.2 Chairman of the Board. The Chairman of the Board, if such an officer be elected, shall, if present, preside at meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time may be assigned to him or her by the Board of Directors or as may be prescribed by this Agreement. The initial Chairman of the Board shall be Len Neuhaus.

7.3 Chief Executive Officer; President. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the Company and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business of the Company. He or she shall preside at all meetings of the shareholders and, in the absence or nonexistence of a Chairman of the Board, at all meetings of the Board of Directors. He or she shall have the general powers and duties of management usually vested in the office of President of a Company, and shall have such other powers and duties as may be prescribed by the Board of Directors or this Agreement. He or she shall oversee the day-to-day affairs of the Company in accordance with the approved annual budget and strategic plan. The position described above, and the duties proscribed to such position, may be allocated between two individuals, with one serving as the Chief Executive Officer and the other as the President.

7.4 Chief Technology Officer. The Chief Technology Officer is responsible for the overall direction of all technology functions associated with the business of the Company. This includes information technology applications, product design, product research and development, database administration, and such other matters relating to the development of the Company's technology as may be directed by the Board.

7.5 Vice President. The vice president shall oversee day-to-day operations of the Company not undertaken by the Chief Executive Officer, and perform those other duties as assigned by the Board or the Chief Executive Officer. In the absence of the Chief Executive Officer, a Vice President designated by the Board, if any, shall perform the duties of the Chief Executive Officer and when so performing shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer as may be established by the Board.

7.6 Secretary. The Secretary shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of Secretary including, without limitation, the duty and power to give notice of all meetings of Members and the Board, the preparation and maintenance of minutes of the Board and Members’ meetings and other records and information required to be kept by the Company and for authenticating records of the Company, and to be custodian of the Company records. An Assistant Secretary shall, in the absence or disability of the Secretary, have all of the powers and duties of the Secretary.

7.7 Chief Financial Officer. The Chief Financial Officer of the Company shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, he or she shall perform such duties and have such powers as are incident to the position of Chief Financial Officer, including, without limitation, the duty and power to keep and be responsible for all funds and securities of the Company, to deposit funds of the Company depositories selected in accordance with this Agreement, to disburse such funds as ordered by the Board, making proper account thereof, and to render as required by the Board statements of all these transaction taken as Chief Financial Officer and of the financial condition of the Company.

7.8 Compensation. The compensation of the Officers shall be as determined by the Board, or in the case of individuals with whom the Company may enter into Member Services Agreements, the terms of such Member Services Agreements.

7.9 General Principles Regarding Management. Notwithstanding the allocation of officiary positions, as outlined above, it is contemplated that the overall oversight and day-to-day management of the Company shall be accomplished cooperatively by and among Biller, Jensen and VanDeursen. In particular, and subject to the matter requiring the prior approval of the Members pursuant to Section 5.4 above, or the Board of Directors pursuant to Section 6.4 above, Biller, Jensen and VanDeursen shall comprise a Management Committee (the "Management Committee"). The Management Committee shall work cooperatively with respect to the hiring and retention of employees, execution of contracts that bind the Company, expenditures in excess of $5,000 (and less than those required for approval by the Board), the procurement of insurance coverages, the coordinating of professional services, the execution of marketing strategies and general management oversight on issues that are not specifically delegated by the Board or the Management Committee to a particular officer or employee. In the event that there is not consensus on an issue under the Management Committee's oversight, the parties shall seek in good faith to obtain consensus. In the event a consensus cannot be obtained, then the decision shall be made by the Board of Directors.

ARTICLE VII
Books, Records, Accounting, and Tax Elections

8.1 Books and Records. The books and records shall be maintained in accordance with sound accounting practices. All books and records, except to the extent that the Board of Directors, in its sole and absolute discretion, believes it to be in the Company's best interest to keep those records confidential, shall be available at the Company's principal office for examination by any Class A Member or the Class A Member's duly authorized representative at any and all reasonable times during normal business hours. Except as expressly provided herein, each Member and each Director shall keep all confidential and proprietary information concerning the Company confidential and shall not use it for the Member's or Director’s own purposes or disclose it to any other Person. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member's inspection of the Company's books and records.

8.2 Annual Accounting Period. The Company will use the calendar year as its fiscal and taxable year, unless and until determined otherwise by the Board of Directors and approved by Consent of the Members.

8.3 Tax Matters Member. The Board of Directors shall designate the initial tax matters member of the Company (the "Tax Matters Member"). The Tax Matters Member shall have all powers and responsibilities provided in Code Section 6221, et seq. and any other foreign tax laws, as applicable. The Tax Matters Member may be replaced at any time, and from time to time, by the vote of the Board of Directors, provided, however, that the designation of a new Tax Matters Member complies with Code Section 6221, et seq. The Tax Matters Member shall keep all Interest Holders informed of all notices from government taxing authorities that may come to the attention of the Tax Matters Member. The Company shall pay and be responsible for all reasonable third party costs and expenses incurred by the Tax Matters Member in performing its duties. An Interest Holder shall be responsible for any costs incurred by the Interest Holder with respect to any tax audit or tax related administrative or judicial proceeding against any Interest Holder, even though it relates to the Company; provided that the Tax Matters Member and the Company shall provide such assistance and information to the Interest Holder as may be reasonably requested by such Interest Holder, at the expense of the Interest Holder.

8.4 Annual Tax Information. Within ninety (90) days after the end of each taxable year of the Company, the Directors shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder's income tax returns for that year.

8.5 Other Endeavors. Each Member acknowledges that the other Members are engaged in other business activities and ventures, and, except as hereinafter provided and as otherwise set forth in the Member Service Agreement, each acknowledges that nothing in this Agreement shall be deemed to give the other any interest in or right to participate in the other business activities of that Member, whether now conducted or hereafter undertaken.

ARTICLE VIII
Withdrawal, Assignments of Interests

9.1 No Transfer. Except as provided in Section 9.2 below, no Member shall be entitled to Transfer all or any part of his or her Membership Interest in the Company except with the prior approval of a Majority of Members. Transfers in violation of this Section 9.1 shall be void.

9.2 Permitted Transfers:

(a) Subject to the provisions of Section 9.3 below, and the requirement that the transferee execute and deliver to the Company a written agreement in form satisfactory to the Company agreeing to be bound by the terms of this Agreement, the following transfers may be made without approval of the Members:

(i) A Transfer during the lifetime of all or any fractional portion of an Economic Interest to a revocable trust created for the benefit of a Member or for the benefit of a Member and any combination of spouse and/or descendants (other gratuitous lifetime transfers require approval of a Majority of Members);

(ii) A Transfer upon death under a will or trust or by intestacy of all or any portion of an Economic Interest to the spouse and/or lineal descendants of a Member or to trusts for their benefit;

(iii) A Transfer of a Membership Interest or Economic Interest to another Member;

(iv) A Transfer by ICI to one or both ICI Stockholders; or

(v) A Transfer of an Economic Interest to a transferee in accordance with the requirements of subsection (b) below.

(b) Before making any Transfer under subsection (a)(v) above, the transferor shall comply with the following requirements. The transferor shall give written Notice to the Company of the proposed Transfer stating the name, address and phone number of the proposed transferee, the price, if any, and all of the other terms and conditions of the proposed Transfer (the “Notice of Proposed Transfer”), and a copy of a written offer from the proposed transferee to purchase the Economic Interest. The Company shall have the first right to purchase the Economic Interest proposed to be transferred at the price and on the other terms and conditions stated in the Notice of Proposed Transfer. If the Members do not unanimously elect to cause the Company to purchase the entire Economic Interest proposed to be transferred, the Members (other than the transferor) shall have the right to purchase such part of the Economic Interest as the Company has elected not to purchase at the price and on the other terms and conditions stated in the Notice of Proposed Transfer in proportion to the respective Percentage Interests of those Members who wish to participate in the purchase. The rights of the Company and/or the other Members to purchase the Economic Interest proposed to be transferred must be exercised by giving written Notice to the transferor of the election to purchase not less than the entire Economic Interest within thirty (30) days after the Company’s receipt of the Notice of Proposed Transfer, failing which the transferor shall have the right to transfer the Economic Interest to the proposed transferee for the price and on the other terms and conditions stated in the Notice of Proposed Transfer during the ensuing sixty (60) days. The Company may require reasonable evidence that the Transfer of the proposed transferee was in compliance with the preceding sentence. If the Transfer is not completed within said sixty (60) day period, the procedures of this subsection (b) must be repeated. A purchase by the Company or other Members shall be closed at the Company’s principal office at 10:00 a.m. on the sixtieth (60th) day after the Company’s receipt of the Notice of Proposed Transfer unless otherwise mutually agreed.

9.3 Further Restrictions on Transfers of Economic Interests. In addition to other restrictions found in the Agreement, no Member shall Transfer all or any part of his or her Economic Interest in the Company: (a) without registration under applicable federal and state securities laws, or unless such Member delivers an opinion of counsel satisfactory to the Company that registration under such laws in not required; (b) if the Economic Interest is to be sold or exchanged, when added to the total of all other Economic Interests sold or exchanged in the preceding twelve (12) consecutive months prior thereto, would result in the termination of the Company under Code Section 708 or jeopardize the Company's election to be taxed as a partnership for federal income tax purposes or cause any assets of the Company to be deemed "plan assets" under ERISA.

9.4 Substitution of Members after Transfer of Interest. A transferee of an Interest shall have the right to become a substitute Member only if: (a) the requirements of Section 5.4(d) relating to the consent of the Members and Section 9.3 relating to securities and tax requirements have been met; (b) such Person executes an instrument satisfactory to the approving Members agreeing to be bound by the terms and provisions of this Agreement, and (c) such Person pays any reasonable expenses in connection with his, her or its admission as a new Member. An assignee who becomes a substituted Member has, to the extent assigned, the rights and powers of a Member. Until the assignee of an Interest in the Company becomes a substituted Member, the assignor continues to be a Member and to have the power to exercise the voting rights in connection with the subject Interest.

9.5 Effective Date of Permitted Transfer of an Interest. Any permitted Transfer of all or any portion of an Interest in the Company shall take effect on the first day of the month following (a) receipt by the Company from the transferee of written acceptance and adoption of the terms and provisions of this Agreement and (b) payment by the transferee of the reasonable expenses in connection with the Transfer. Profits, gains, losses, deductions and credits shall be allocated between transferor and transferee according to the relative number of days before and after such effective date unless otherwise required by the Code.

9.6 Binding Effect. The provisions of this Agreement, including without limitation the transfer restrictions of this Article IX, shall be binding on all Interests and all transferees of Interests whether or not such transferees agree to be bound thereby.

ARTICLE IX
Dissolution and Winding Up

10.1 Events of Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

(a) by the Consent of the Members;

(b) the sale of all or substantially all of the Company's assets; or

(c) upon the entry of a decree of judicial dissolution with respect to the Company.

10.2 No Further Business. On the dissolution of the Company, the Company shall engage in no further business other than that necessary to wind up the business and affairs of the Company in an orderly manner, liquidating its assets, disposing of and conveying its property, collecting and dividing its assets, satisfying the claims of its creditors and prescribing and defending actions by or against the Company in order to collect and discharge obligations. No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the business and affairs of the Company. To the extent not inconsistent with the foregoing, all covenants and obligations in the Agreement shall continue in full force and effect until such time as the assets have been distributed and the Company has terminated.

10.3 Responsibilities for Winding Up. The Board shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the liabilities of the Company and assets, shall cause its assets to be liquidated as promptly as is consistent with obtaining the fair market value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefore, to be applied and distributed as provided in Section 10.4. Alternatively, the Board may appoint one or more of the Members or Officers to wind up and liquidate the Company. The persons responsible for winding up the affairs of the Company shall give written notice of the commencement of winding up by mail for all known creditors and claimants whose addresses appear on the records of the Company. The persons winding up the affairs of the Company shall be entitled to reasonable compensation. The Company shall file a certificate of cancellation with the Delaware Secretary of State upon completion of the winding up process.

10.4 Order of Payment of Liabilities upon Dissolution. When settling accounts of the Company after dissolution, the Members shall settle the liabilities of the Company by making payments in the order required by the Act, the distributions required by Section 18-804 of the Act to be made first to Members in accordance with their then positive balance in their Capital Account balances after taking into account income and loss allocation for the Company's taxable year in which the Company is liquidated.

10.5 No Liability for Return of Contribution. No Member shall be personally liable for the return or repayment of all or any portion of the contributions of any other Member; any return or repayment shall be made solely from assets of the Company.

ARTICLE X
Notices

11.1 Any notice, demand, consent, election, offer, approval, request or other communication ("notice") required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested, or by facsimile. Any notice to be given hereunder by the Company shall be given by the Secretary.

ARTICLE XI
Injunctive Relief

12.1 Irreparable injury will result from a breach of any provision of this Agreement, and money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent injunctions (i) restraining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

ARTICLE XII
Amendment

13.1 Amendments to this Agreement may be adopted at any time by the Board of Directors with the Supermajority Consent of the Class A Members. The President shall execute, acknowledge, swear to and properly file any such amendment as attorney in fact on behalf of each Member.

ARTICLE XIII
Dispute Resolution

14.1 All disputes arising under or in connection with this Agreement or among the Members, shall be submitted to a mutually agreeable arbitrator, or if the parties are unable to agree on an arbitrator within fifteen (15) days after a written demand for arbitration is made by either party, to JAMS/Endispute (“JAMS”) or successor organization, for binding arbitration in Los Angeles County by a single arbitrator who shall be a former California Superior Court judge. The arbitration shall be conducted under the California Arbitration Act, Code of Civil Procedure 1280 et seq. The parties shall have the discovery rights provided in Code of Civil Procedure 1283.05 and 1283.1. The arbitration hearing shall be commenced within ninety (90) days after the selection of an arbitrator by mutual agreement or, absent such mutual agreement, the filing of the application with JAMS by either party hereto, and a decision shall be rendered by the arbitrator within thirty (30) days after the conclusion of the hearing. The arbitrator shall have complete authority to render any and all relief, legal and equitable, appropriate under California law, including the award of punitive damages where legally available and warranted. The arbitrator shall award costs of the proceeding, including reasonable attorneys’ fees and the arbitrator’s fee and costs, to the party determined to have substantially prevailed. Judgment can be entered in a court of competent jurisdiction.

ARTICLE XIV
Miscellaneous

15.1 This Agreement may be executed in counterparts and as so executed shall constitute one agreement binding on all parties, notwithstanding the fact that all parties have not signed the original or the same counterpart. This Agreement contains the entire understanding of the parties. It may not be changed orally, but only by a writing signed by all of the parties. The waiver of any breach of any term hereof shall not be construed as a waiver of any subsequent breach of that term, but the same shall continue in full force and effect. The terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties, and their respective heirs, personal representatives, successors, and assigns. The parties shall execute any further instruments and shall perform any acts which are, or may become, necessary to effectuate and carry on the Company in accordance with this Agreement. The captions used herein are for convenience of reference only, and shall not be deemed to modify or construe any of the terms or provisions hereof. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware. In this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and neuter and vice versa, unless the context otherwise requires.

IN WITNESS WHEREOF, the initial Members have executed this Agreement as of the date first written above.

ASSOCIATED THIRD PARTY ADMINISTRATORS

By: /s/ Richard Stierwalt
Name: Richard Stierwalt
Title: President/CEO

INFORMATION CONCEPTS, INC.

By: /s/ Bruce L. Biller
Name: Bruce L. Biller
Title: President

/s/ Scott VanDeursen

Scott VanDeursen

EXHIBIT A

Member's Name & Address	Capital Contribution[1]	Units

Class A Members

Associated Third Party Administrators 1640 South Loop Road Alameda, California 94502	$1,000,000	400,000

Information Concepts, Inc. 2200 E. Route 66 Suite 102 Glendora, California 91740	$1,000,000	400,000

Scott VanDeursen 5980 Horton Street Suite 345 Emeryville, CA 94608	$1.00	200,000

Class B Members

None

Reserved Incentive Non-Voting Units		100,000

1 Pursuant to an Asset Contribution and Combination Agreement dated as of the date hereof (the "Contribution Agreement"), certain assets were contributed to the Company in exchange for Units issued to each of the Class A Members hereof. Each of the capital contribution amounts set forth above is the agreed upon fair market value of the assets, after offsetting any assumed liabilities, contributed to the Company under the Contribution Agreement.

EXHIBIT A

EXHIBIT B

License Agreement

(Attached)

EXHIBIT B

EXHIBIT C

Special Tax Allocations

C.1. Definitions

C.1.1 "Adjusted Book Value" shall mean, with respect to any asset, such asset's adjusted basis for federal income tax purposes, with the following exceptions and adjustments:

(a) The initial Adjusted Book Value of any asset contributed to the Company by a Member shall be the fair market value of such asset (without reduction for liabilities secured by such asset) as determined by the contributing Member and the Company;

(b) The Adjusted Book Values of all Company assets may be adjusted to equal their respective fair market values (without reduction for liabilities secured by such assets) as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to an Interest Holder of more than a de minimis amount of Company property as consideration for an interest in the Company if it is reasonably determined that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (c) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g);

(c) The Adjusted Book Value of any Company asset distributed to any Interest Holder shall be the fair market value (without reduction for liabilities secured by such assets) of such asset on the date of distribution;

(d) The Adjusted Book Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Section 3.3 of the Agreement; provided, however, that Adjusted Book Values shall not be adjusted pursuant to this subsection (d) to the extent it is determined that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e) The Adjusted Book Value of each asset determined or adjusted pursuant to (a), (b) or (c) above shall thereafter be adjusted by the depreciation taken into account with respect to such asset in computing Profit or Loss.

C.1.2 "Adjusted Capital Account Deficit" shall mean, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments: (i) the deficit shall be decreased by any amounts which the Interest Holder is obligated to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed obligated to restore pursuant to Regulation Section 1.704-2; and (ii) the deficit shall be increased by the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

EXHIBIT C

C.1.3 "Capital Account" shall mean the Capital Account to be maintained for each Interest Holder on the books of the Company in accordance with the following provisions:

(a) An Interest Holder's Capital Account shall be credited with the Interest Holder's Capital Contributions, the amount of any liabilities assumed by the Interest Holder, the Interest Holder's share of Profit and any item in the nature of income or gain specially allocated to the Member;

(b) An Interest Holder's Capital Account shall be debited with the amount of money and the fair market value of any property distributed to the Interest Holder (net of liabilities secured by such distributed property that such Interest Holder is considered to assume or take subject to under Section 752 of the Code), the amount of any liabilities of the Interest Holder assumed by the Company (other than liabilities assumed by the Company pursuant to the Agreement), the Interest Holder's distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Member;

(c) If an Interest Holder's interest in the Company is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred interest.

It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b) and 1.704-2, and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with the Regulations.

C.1.4 "Member Loan Nonrecourse Deductions" shall mean any Company deductions that would be Nonrecourse Deductions if they were not attributable to a loan made or guaranteed by a Member within the meaning of Regulation Section 1.704-2(i).

C.1.5 "Minimum Gain" has the meaning set forth in Regulation Section 1.704-2(b). Minimum Gain shall be computed separately for each Interest Holder, applying principles consistent with both the foregoing definition and the Regulations promulgated under Section 704 of the Code.

C.1.6 "Nonrecourse Deduction" has the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation Section 1.704-2(c).

C.1.7 "Profit" and "Loss" shall mean for each taxable year of the Company or other period, an amount equal to the Company's taxable income or loss for the year or period, determined in accordance with Code Section 703(a), with the following adjustments (i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing the Company's taxable income or loss; (ii) any tax exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing the Company's taxable income or loss; and (iii) any expenditures of the Company described in Code Section 705(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss.

EXHIBIT C

C.2. Allocation of Profits and Losses other than for a Capital Transaction

C.2.1 Allocation of Profit and Loss. After giving effect to the special allocation provisions set forth in Sections C.2.2(a) through C.2.2(g) below and C.2.3(a) through C.2.3(d) below, Profit or Loss (other than Profit or Loss resulting from a Capital Transaction, which Profit or Loss shall be allocated in accordance with the provisions of Section C3 below) shall be allocated to the Interest Holders in accordance with their respective Percentage Interests.

C.2.2 Special Allocations of Items in the Nature of Income or Gain. Notwithstanding the allocations of Profit or Loss as set forth in Sections C2.1 above:

(a) If any Interest Holder unexpectedly receives any adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), which causes such Interest Holder to have an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to that Interest Holder in an amount sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Interest Holder as soon as possible. This Section C.2.2(a) is intended to comply with, and shall be interpreted consistently with, the "qualified income offset" provisions of the Regulations promulgated under Code Section 704(b).

(b) If there is a net decrease in Minimum Gain during any taxable year and if any Interest Holder has an Adjusted Capital Account Deficit as of the last day of that taxable year which exceeds the Interest Holder's share of the Minimum Gain as of that day, then all items of gross income and gain of the Company for that taxable year (and, if necessary, for subsequent taxable years) shall be allocated to those Interest Holders in the amount and in the proportions required to eliminate the excess as soon as possible. This Section C.2.2(b) is intended to comply with, and shall be interpreted consistently with, the "minimum gain chargeback" provisions of the Regulations promulgated under Code Section 704(b).

(c) No Interest Holder shall be allocated Losses or deductions if the allocation causes an Interest Holder to have an Adjusted Capital Account Deficit. If any Interest Holder receives (1) an allocation of Loss or deduction (or item thereof) or (2) any distribution which causes the Interest Holder to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Interest Holder, before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the deficit as soon as possible.

(d) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that section of the Regulations.

EXHIBIT C

(e) Nonrecourse Deductions for a taxable year or other period shall be specially allocated among Interest Holders in proportion to their respective Percentage Interests.

(f) Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Interest Holder who bears the risk of loss with respect to the loan to which the Interest Holder Loan Nonrecourse Deduction is attributable in accordance with Regulation Section 1.704-2(b).

(g) Any special allocations pursuant to Sections C.2.2(a), C.2.2(b) or C.2.2(c) hereof shall be taken into account in computing subsequent allocations of Profits or Losses pursuant to this Section C.2, as allowable under Code Section 704 and Regulations promulgated pursuant thereto, so that the net amount of any items so allocated and the Profits, Losses and all other items allocated to each Interest Holder pursuant to this Section shall, to the extent possible, be equal to the net amount that would have been allocated to each such Person pursuant to the provisions of this Section if those special allocations had not been required.

C.2.3 Tax Allocations.

(a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of the property to the Company for federal income tax purposes and its initial Adjusted Book Value, computed in accordance with Section C.1.1 hereof.

(b) If the Adjusted Book Value of any Company asset is adjusted pursuant to Section C.1.1 hereof, subsequent allocations of income, gain, loss and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Adjusted Book Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c) Any elections or other decisions relating to allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section C.2.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(d) If all or part of a Member's Interest in the Company is assigned at any time other than at the end of the Company's taxable year, profits, gains, losses, deductions, and credits of the Company allocable to the Interest assigned will be divided between the assignor and the assignee by taking into account their varying interests during the period in accordance with Code Section 706(d) and the regulations thereunder using any conventions permitted by law and selected by the Board of Directors.

EXHIBIT C

C3. Allocation of Profits and Losses for a Capital Transaction

C.3.1 Allocation of Profit and Loss. After giving effect to the special allocation provisions set forth in Sections C.2.2(a) through C.2.2(g) above and C.2.3(a) through C.2.3(d) above, Profit or Loss from a Capital Transaction shall be allocated to the Interest Holders, and distributed by the Company, in the following order and priority:

(a) First, to the payment of all expenses of the Company incident to the Capital Transaction; then

(b) Second, to the payment of debts and liabilities of the Company then due and outstanding (including all debts due to any Interest Holder);

(c) the balance shall be distributed as follows:

(i) First, to those Interest Holders that have a positive Capital Account balance, to be distributed to such Interest Holders on a pari passu basis until their respective Capital Accounts have a zero balance;

(ii) Second, to the Interest Holders in proportion to their Percentage Interests.

C.3.2 Right to Assign Capital Proceeds. Interest Holders entitled to a priority distribution pursuant to Section C.3.1(c) above may assign, without the consent of the Members, some or all of his/her/its right to such distribution of Profit or Loss to another person or entity (including any other Interest Holder), subject to any requirements imposed by the Act or the Code.

EXHIBIT C

EXHIBIT D

Certificate of Formation

[Certificate of Formation of Benefits Technologies, LLC, was filed January 29, 2008 with Delaware Secretary of State.]

EXHIBIT D

EXHIBIT E

Approved [Initial] Budget

EXHIBIT E